Exhibit 21.1

Subsidiaries of PRWT Services, Inc.

PRWT Services, Inc. (“PRWT”) has two subsidiaries:

1.	Cherokee Pharmaceuticals LLC, a Pennsylvania limited liability company, that is wholly-owned by PRWT; and

2.	U.S. Facilities, Inc., a Delaware corporation, of which PRWT owns 51% of its outstanding equity securities.